Exhibit 4.17
DEBT PURCHASE AGREEMENT
Between
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
And
SIFCO Turbine Components Limited

(A Limited Company)

THIS AGREEMENT is made on the date shown in the Particulars below:
BETWEEN
(1)	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND acting through its office at Lower Baggot Street, Dublin 2 (“We/Us”) and

(2)	THE CLIENT named in the Particulars immediately below (“You”)

THE PARTICULARS

1.	Date of this Agreement: (Clause 2.1)	September 26, 2005

2.	Name of Client	SIFCO Turbine Components Limited

	Country of Incorporation	Republic of Ireland

	Incorporation Number	83443

3.	Address of Client (Condition 15.3)	Unit 1

Carrigtohill Industrial Estate

Cork

4.	Date of our Letter of Offer (Definition of “Preconditions”)

5.	Commencement Date (Clauses 1.1, and 4.1 and definition of “Commencement Date”)	September 29, 2005

6.	Minimum Period this Agreement will operate (Clause 2.1)	12 months

7.	Debts Covered by this Agreement (Clause 4.1)	Debts for the Republic of Ireland and those covered in Appendix 1 and other such Debts as Agreed with Us

8.	Maximum Finance (Clause 1.1 and Condition 3.4)	€3,000,000

9.	Initial Payment Percentage (Definitions of “Availability” and “Initial Payment Percentage”)	80%

10.	Take-on fee (Condition 2.5)	€25,000 once off take on fee (subject to VAT at 21%)

11.	Service Charge (Condition 2.2)	(a)	N/A % of each Notified Debt subject to a minimum of € per annum

		(b)	€6,000 flat fee per annum (subject to VAT at 21%)

12.	Rate of Discounting Charge (Conditions 2.1, 2.3, and 11.16)	Bank of Ireland Prime Rate + 2% on Euro Accounts Bank of Ireland Cost of Funds + 2.5% on US Dollar & Sterling Accounts

13.	Our current charges for electronic funds transfers to you (Condition 3.4.2)	€10.00 per Transaction (for Bank of Ireland Transfers)

14.	The bank account charge is presently (Condition 5.4)	As charged to Us by Bank of Ireland

15.	Arrangement fee (Condition 2.5)	€ N/a

16.	Specified Currencies (Conditions 4 and 6.1.3)	Euro, Sterling, Dollar

17.	Your credit terms (Condition 6.1.1)	Payment due 30 days after End of the month

18.	Your prompt settlement discount terms (Condition 6.1.1 and 7.1.3)	0 % discount (Unless otherwise agreed with Us)

19.	Your business (Conditions 6.1.3 and 7.1.2)	Turbine Components

20.	Intervals for accounts to be sent to us (Condition 6.2.1(a))	Quarterly

21.	Maximum credit period (Condition 9.1)	3 months

22.	Computerised services (Condition 17.1 and 17.28)	To be provided to you at the annual fee of € N/a plus VAT.

23.	Annexes to this Agreement (Clause 1.2.5)	* None

24.	Additional Precondition (Definition of “Preconditions”)	N/A

1.	SUMMARY
1.1	On the terms and conditions of this Agreement we will purchase your Debts which exist on the Commencement Date or, which, after such date, become owing to you by your Debtors. The calculation of the Purchase Price for such Debts includes a deduction for our Service Charge and Discounting Charge. For ease of administration the arrangements for payment of the Purchase Price enables you to draw sums from your Current Account with us up to the amount of your Availability. However the debit balance on that account must never exceed the amount of our Maximum Finance to you which is shown in the above Particulars to this document. From the date of this Agreement we are the owner of all Debts to which this Agreement applies. Accordingly all Remittances received by you in payment of Debts must promptly be delivered to us in accordance with condition 5.4.

1.2	The Agreement between you and us is comprised only of:
1.2.1	this document including the above Particulars;

1.2.2	our standard terms and conditions for the purchase of debts (Edition A/2001) which you acknowledge having received, read and understood and which we refer to as the “Conditions”;

1.2.3	the Preconditions;

1.2.4	our User Guide, if the Particulars shows that we are providing you with our Computerised Service;

1.2.5	any annexes referred to in the Particulars.
Where there is any conflict or inconsistency between any of the items in clauses 1.2.2 to 1.2.5 inclusive and this document then this document shall prevail. References to this “Agreement” include all of the above documents and any variation, amendment and replacement of or extension to any of them. Any letter of offer provided has no legal effect other than in respect of the Preconditions therein.
1.3	References to “clauses” are to clauses in this document. References to “conditions” are to the numbered sections in the Conditions. Defined words, which appear in the text of the Agreement with an initial capital letter, are explained in Condition 18.

1.4	Except where the Agreement provides to the contrary any variations to this Agreement can only be made in the following ways:
1.4.1	either in writing signed on behalf of both parties even if comprised in more than one document; or

1.4.2	by a written proposal from us to you to amend this Agreement in respect of which you do not exercise your right of termination under clause 2.2
Any reasonable amendments to the User Guide made by us alone shall be binding on you.
2.	COMMENCEMENT AND TERMINATION OF RELATIONSHIP

2.1	Our contractual relationship starts on the date of this Agreement and will (subject to clause 2.3) continue for the Minimum Period stated in the Particulars.

2.2	Either you or we may terminate this Agreement by giving written notice to the other of not less than six (6) months. However if we serve on you a written proposal under clause 1.4.2 to amend this Agreement you may serve written notice on us to terminate this Agreement forthwith provided such notice is served on us within fifteen (15) working days after service on you of such proposal.

2.3	Any time after the occurrence of an Event of Default, we can also terminate this Agreement by written notice to you with immediate effect or by written notice to you of such period as we may decide.

3.	PRECONDITIONS

3.1.	No Initial Payments will be made by us to you until the Preconditions in the Particulars have been complied with. However if we make an Initial Payment before any such Preconditions have been complied with we shall be taken as having waived the same unless at or before the time of making such Initial Payment we state that the same is made without waiver.

DEBTS COVERED BY THIS AGREEMENT
4.1	This Agreement covers all your Debts (and their Related Rights) referred to in the Particulars which either exist at the Commencement Date or which thereafter come into existence during the currency of this Agreement. Each such Debt in existence on the Commencement Date shall vest in us on that date. Each Debt coming into existence after the Commencement Date shall vest in us at the moment that such Debt is created, although its Related Rights shall vest in us the moment they are created if later than the date of creation of the Debt.

5.	POWER TO ACT IN YOUR NAME

5.1	As security for your obligations to us and for all sums which shall become due to us, you irrevocably appoint us and our Directors, Company Secretary and officers, from time to time, jointly to and each of them severally to act as your attorneys and in your name, as we or they think fit, in order to do any of the following (a) perfect our title to or deal with any Debt, its Related Rights or Returned Goods; (b) obtain payment of and give valid discharges for any Debt (including Disapproved Debts or Recourse Debts); (c) secure performance of any of your obligations to us or to any Debtor.

5.2	For these purposes, your attorneys may do any of the following (a) sign all documents, including Notifications; (b) endorse or negotiate Remittances; (c) conduct, defend or compromise any legal proceedings; (d) settle any indebtedness of yours; (e) take all other steps they reasonably consider necessary.

5.3	These powers shall continue both during and after the ending of this Agreement and during any disability on your part until all sums due to us shall be paid. You must ratify and confirm whatever shall be lawfully done under these powers.

5.4	You also irrevocably appoint any assignee of ours or any person to whom we may novate this Agreement to perform any of the acts set out above. In your name we may also appoint and remove a substitute attorney for any of the above matters.

6.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Ireland. Both you and we submit to the non-exclusive jurisdiction of the Irish Courts.

7.	EXECUTION OF THIS DOCUMENT
You acknowledge your complete understanding of the rights and liabilities of each party contained in this document. To indicate the consent of both of you and us to the terms and conditions of this Agreement both you and we have executed this document as set out below. By doing so you also confirm having had the prior opportunity to take independent legal advice about the contents of this document and the Conditions and any other document referred to in clause 1.2.

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND	)
)

Full Names (Block Capitals))		(Authorised Signatory)
)

Full Names (Block Capitals))		(Authorised Signatory)

The Common Seal of	)

SIFCO Turbine Component Limited	) )

was affixed hereto in the presence of:	)

Jeffrey P. Gotschall	)	/s/ Jeffrey P. Gotschall

Full Names (Block Capitals))		(Director’s Signature)

Timothy V. Crean	)	/s/ Timothy V. Crean

Full Names (Block Capitals))		(Director’s Signature)

THESE ARE THE TERMS AND CONDITIONS
INCORPORATED INTO
THE DEBT PURCHASE AGREEMENT
Between
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
and
this Client
SIFCO Turbine Components Limited
(which are signed for identification by the Client or by one of the signatories signing the Agreement on behalf of the Client)

CLIENT’S NAME:	SIFCO Turbine Components Limited

SIGNATURE:	/s/ Timothy V. Crean

FULL NAMES OF SIGNATORY:	Timothy V. Crean

Order of Conditions

1.	Notification of our ownership of debts and related rights

2.	Purchase price of debts, service discounting and other charges

3.	Accounts and payments

4.	Currencies other than the specified currency

5.	Collection of debts and agency

6.	Your undertakings to us

7.	Warranties

8.	Funding limits and disputes with debtors

9.	Recourse

10.	Indemnities

11.	Termination

12.	Licence

13.	Our rights of set-off

14.	Preservation of rights

15.	Notices

16.	Contacting other parties

17.	Computer services

18.	Definitions and interpretations

List of Defined Terms

Adopted Protocol	Euro	Outstanding Debt

Agreement	Euro Unit	Particulars

Approved	Event of Default	Participating Member

State

Assignment	Event of Insolvency	Preconditions

Associate	Evidence	Purchase Price

Availability	Force Majeure	Recourse

Business Day	Funding Limit	Recourse Debt

Collection Agent

Collection Date	Goods	Recourse Price

Commencement Date	Guarantor	Related Rights

Computerised Service	Initial Payment	Remittance

Conditions	Initial Payment Percentage	Sales Ledger Control

Account

Conversion Rates	Invoice	Service Charge

Current Account	Maximum Finance	Software

Data Log	Message	Specified Currency

Debtor	Minimum Service Charge	Supply Contract

Debt	Non-Notifiable Debt	Transferred Goods

Delivery	Notification	Treaty on European

Union

Disapproved Debt	Notified Amount	User Guide

Discounting Charge	Notified Debt

Equipment	Obligations

Important Note These Terms and Conditions are integral to and must be read together with the Debt Purchase Agreement entered into between you and us. Please note that certain words (commencing with an initial capital letter) have specific meanings. These are explained in condition 18.
1.	NOTIFICATION OF OUR OWNERSHIP OF DEBTS AND RELATED RIGHTS.

1.1.	On the Commencement Date you must deliver a Notification of all Debts Outstanding on such date. When a Debt comes into existence after the Commencement Date you must deliver to us a Notification listing all Debts created by you since your last Notification to us. Notifications must be on the forms provided by us and at such intervals as we specify. We may also ask you to send us an Assignment relating to such Debts as we may specify. If we ask you will also deliver to us all documentation relating to or evidencing any Debt or its Related Rights.

1.2	If you are unable in relation to any Debt to give to us all of the warranties and undertakings set out in these Conditions then you must clearly indicate this to us by including such Debt on a separate Notification containing full details as to why you cannot give us all the warranties and undertakings required. This will neither affect our ownership of the Debt (and its Related Rights) nor our right to exercise Recourse in respect of such Debt.

1.3	If any Goods relating to a Debt vested in us are returned or rejected by a Debtor or are recovered by you then the ownership of such Goods will vest automatically in us upon their return, rejection or recovery. We can direct you to transfer to us the ownership of any Goods relating to a Notified Debt if their ownership has for whatever reason not passed to the Debtor.

1.4	You agree to hold in trust for us and separately from your own property any Debt or its Related Rights where ownership thereof fails to pass to us under this Agreement.

1.5	You will remain solely responsible to Debtors for your performance under a Supply Contract.

2.	PURCHASE PRICE OF DEBTS, SERVICE, DISCOUNTING AND OTHER CHARGES

2.1	The Purchase Price of each Notified Debt (together with its Related Rights) vested in us shall be the sum equal to the amount received by us towards the discharge of the Debt but less (a) any Debtor’s prompt settlement discounts to which he is entitled or are later claimed; and (b) any other later claimed Debtor’s deductions, abatements or set offs, which the debtor is entitled to by contract with us; and (c) the Discounting Charges and Services Charges and all other sums due to us, including the amount of your Obligations.

2.2	The Service Charge to be used in calculating the Purchase Price of a Debt shall be a sum equivalent to the percentage (specified in the Particulars) of the Notified Amount of such Debt, ignoring any allowance or discount allowed to or claimed by the Debtor.

2.3	The Discounting Charge to be used in calculating the Purchase Price of every Debt for which an Initial Payment is made will be arrived at by applying the rate per annum specified in the Particulars calculated on a daily basis using a 365 day year on the balance of all Initial Payments made to you less any Remittances received by us. For the purpose of this calculation any amount debited to the Current Account is to be treated as an Initial Payment. A Remittance is to be treated as being received on its Collection Date. The Discounting Charges will be debited to the Current Account once a month.

2.4	If the aggregate amount of Service Charges payable by you in respect of all Notified Debts falls below the minimum level of Service Charges specified in the Particulars in any year starting on the Commencement Date of this Agreement or on any anniversary thereof, you will pay the difference to us. This amount shall be payable monthly on the basis of provisional calculations made by us.

Any necessary adjustments will be made at the end of each such year. If the Agreement is not terminated on an anniversary of the Commencement Date then a pro rata amount of any shortfall in the annual Minimum Service Charge in respect of the year of termination will be payable by you.

2.5	The take-on fee referred to in the Particulars shall be payable to us immediately after the Commencement Date and be debited to the Current Account. The arrangement fee referred to in the Particulars shall be paid to us on or before the Commencement Date.

2.6	If we agree to provide you with services outside the scope of this Agreement you will be responsible for our reasonable charges and expenses for such services.

2.7	Value Added Tax and other similar or analogous taxation is payable, where applicable, on all charges under this Agreement.

3.	ACCOUNTS AND PAYMENTS

3.1	We will debit the Notified Amount of a Debt to the Sales Ledger Control Account. We will credit to that account all Remittances received by us, credit notes issued by you and any other matters which reduce the value of any Debt.

3.2	We will also maintain a Current Account in your name to which we will debit (a) all payments made by us to you; (b) the items to be deducted under condition 2.1 in calculating the Purchase Price (at any time after we are Notified of a Debt even if before receipt of the relative Remittance); (c) the amount of your Obligations.

3.3	We shall credit your Current Account with (a) the amount of all Remittances credited to the Sales Ledger Control Account; (b) any payments made by you to us.

3.4	Provided you comply with the Preconditions you can at any time request us to make a payment up to the lesser of either the amount of your Availability or the amount of our Maximum Finance on the following basis:
3.4.1	the payment will be made by cheque or in such other way as may be agreed between us and you;

3.4.2	certain methods of payment may give rise to charges, which are variable from time to time; our current charges for electronic funds transfer are set out in the Particulars;

3.4.3	once we have properly despatched a cheque or other written instrument of payment to you or we have otherwise made a payment to you all risk and damages through any delay in its receipt by you or in your failure to receive the same shall be borne by you, except where such risk or damage is caused by our gross negligence, wilful default or fraud ;

3.4.4	no payment will be made to you which causes the debit balance on the Current Account to exceed the Maximum Finance shown in the Particulars.
3.5	Any amount withdrawn by you in excess of your Availability must forthwith be repaid by you on demand, unless we have already exercised set-off against monies due in respect of further Notifications.

3.6	You hereby irrevocably authorise us (without the requirement of any further act of authorisation) to make payment of or on account of any credit balance appearing on any Debtor’s account howsoever arising.

3.7	We will send you a monthly statement of the Current Account. Such statement shall be treated as correct and binding on you except for manifest error or errors in law or any error advised by you to us within 30 calendar days of our despatch of such statement. We will promptly provide you, on request, with explanations of any queries you may have in relation to such statements.

3.8	Your right to payment of the Purchase Price of Debts is only exercisable by withdrawal from the Current Account and within the limits and restrictions imposed under this Agreement and subject to such rights in respect of the monies on the Current Account or the Purchase Price as we may have.

4.	CURRENCIES OTHER THAN THE SPECIFIED CURRENCY

4.1	We will pay you the Purchase Price in the Specified Currency unless you and we both otherwise agree. Where a Debt is expressed in another currency (or where we receive a Remittance in a currency other than that of the Debt) then we may at our discretion convert the amount of the Debt or the Remittance to the Specified Currency. All conversions by us from one Euro Unit to another Euro Unit for whatever purpose will be made by reference to the Conversion Rates. Any other conversions will be made at the prevailing spot rate of the Bank of Ireland for the purchase of the second currency with the first, as at the time of conversion. All exchange rate losses, all costs of collecting and converting Debts expressed in currencies other than Euro Units or Irish Pounds and any other currency losses incurred by us shall be borne by you and may be debited by us, without further notice, to the Current Account.

5.	COLLECTION OF DEBTS AND AGENCY

5.1	We have the sole right to enforce payment of and collect any Debts which vest in us under this Agreement. We also have the sole right to institute, defend or compromise legal proceedings in respect of such Debts in our own name or in your name in such manner and on terms as we may, acting reasonably, in our discretion think fit. Following any compromise you will be bound by any corresponding reduction in the Purchase Price. You must co-operate in such enforcement, collection or proceedings, including the provision of witnesses or the production of documents.

5.2	Even though we have the sole right to enforce and collect Debts, as set out in condition 5.1, we now appoint you as our undisclosed agent for the purpose of administering the accounts of Debtors and procuring payment of Debts. You accept such appointment and undertake to act promptly and efficiently in carrying out such tasks. You will not act as our agent except for such purposes.

5.3	We shall have the right at any time to cancel your agency created by condition 5.2 by written or oral notices to you in relation to the Debts of all or any Debtors and to appoint a Collection Agent.

5.4	Whilst you have our agency to collect Debts we will not disclose our ownership of Debts to your Debtors. However we may use your name to verify Debts directly with Debtors or through a third party reporting directly to us. Until further notice we will use Professional Audit Services Limited (a limited liability company incorporated with number 033487) to verify Debts on our behalf. You will provide us with signed letters to Debtors authorising them with such wording as we may require to provide information to us or to such third party as and when asked for. If your agency is terminated we may communicate with your Debtors as we see fit and also fully exercise our rights under Condition 5.1 and copy, date and despatch the letters referred to in Condition 5.7.

5.5	If at any time you receive any Remittance you must promptly deliver it to us, or to a bank account specified by us. Pending such delivery you will hold the Remittance in trust for us and separate from your own monies. You will reimburse us the bank account charge referred to in the Particulars. Such charge reflects those made to us by our banks for maintaining the account into which you are required to pay Remittances. If we increase our bank charges, and we notify you of such increases, then the amount reimbursed by you will also increase.

5.6	Where it is necessary for collection by us you will duly endorse any Remittances received by you. You must give us such instructions and indemnities as they may request in relation to any Remittances made payable to you which are non-transferable.

5.7	You must exercise such rights that you may have, under any Supply Contracts, which enable you to recover Goods, in accordance with our requirements. You will promptly deal with all Transferred Goods as we instruct. If you fail to do so then we may notify any appropriate person of our ownership of Transferred Goods in order to exercise our rights in and deal with the Transferred Goods as we see fit. Any sums expended by us in so doing may be debited to the Current Account and shall be repayable by you to us on demand. You will be bound by anything done by us or at our direction in this regard.

5.8	You will deliver to us, upon the execution of this Agreement an undated letter (in such form as we may require) which we may copy and amend in order to advise Debtors of our interest in Debts created by you (or such of them as we may specify).

6.	YOUR UNDERTAKING TO US

6.1	Unless we have agreed to the contrary, then whilst this Agreement is in force and until you have paid all monies owing to us, you undertake:
6.1.1	to make sure that the credit and prompt settlement discount terms for each Debt are not more generous than those appearing in the Particulars and that these appear on every Invoice and all copies;

6.1.2	not to cancel or vary the relevant Supply Contract, or any applicable payment terms or settlement discounts, after Notifying us of the Debt, unless you have our prior written consent;

6.1.3	to make sure that every Supply Contract shall (a) only be made in the ordinary course of your business stated in the Particulars; (b) provide for payment by the Debtor in a Specified Currency (or other currency approved by us); (c) not include any prohibition against the assignment of the Debt; (d) correctly identify the Debtor; and (e) be subject to such other approvals as we may specify;

6.1.4	not to:
(a)	enter into (or allow any Associate to enter into) any agreement (or option for any agreement) for the factoring, charging, declaring in trust, assigning or discounting of Debts (covered by this Agreement) with any other party or any arrangement prejudicial to our outright ownership of Debts;

(b)	delegate any of your responsibilities under this Agreement, without our prior written consent;

(c)	to create or permit to subsist any mortgage, charge, lien or other encumbrance of any nature on or affecting any part of your undertaking, property and assets, other than in our favour, without our prior consent;
6.1.5	to tell us immediately you become aware of any of the following:
(a)	details of any change or contemplated change in the directors or the control of your company, any guarantor or indemnifier of your liabilities to us;

(b)	details of any threatened or pending Event of Insolvency, Insolvency proceedings against you or against any such Guarantor or indemnifier;

(c)	details of any adverse credit information about a Debtor in respect of whom Debts have been Notified;

(d)	any security-holder enforcing (or taking any steps towards enforcing) its security over any part of your assets or undertaking;

(e)	any floating charge given by you being crystallised or becoming converted into a fixed charge;

(f)	all retrospective or quantity discount structures agreed with Debtors;
6.1.6	when we ask and within 10 days of a request:
(a)	to give us such information about your Debtors as we may require;

(b)	to give us evidence (including proof of delivery) satisfactory to us of any order or the completion of any Supply Contract;

(c)	to take out and/or keep in force insurance, under which we are the loss payee, against loss by reason of the destruction of any of the records and documents included in or pertaining to the Related Rights by fire or such other perils as we may specify with an insurer approved of by us and produce the premium receipt within seven days of any renewal date, failing which we may take out such insurance and/or pay such premium at your expense;
6.1.7	not to Notify us, until we tell you of any Debt (a) which is within any category that we may designate in our discretion; or (b) whilst the Goods pertaining to such Debt are held by you or a third party, pending physical delivery to the Debtor or to the Debtor’s Carrier;

6.1.8	to keep us fully advised of the identity, phone numbers and addresses of all your Debtors, Associates and Suppliers;

6.1.9	to perform promptly all your further and continuing responsibilities to a Debtor;

6.1.10	if we ask, to sign any additional documents and do anything we need to exercise or preserve our rights, to sign assignments of Debts or to endorse any instrument or security included in the Related Rights in our favour or in favour of our nominee or nominees;

6.1.11	to make sure that your warranties to us about a Debt are complied with whilst it is Outstanding and promptly to advise us should you become aware of any breach of your warranties or undertakings in this Agreement;

6.1.12	to ensure that all Debts referred to in a Notification are in the same currency and that Debts in different currencies are separately Notified to us; and

6.1.13	to take all such steps as we may require for the protection of our interests in Debts under or arising out of this Agreement or in mitigating any loss we may suffer and to tell us immediately of anything which might reasonably influence our decision at any time to continue with this Agreement on these terms.

6.1.14	Immediately we ask:
(a)	to make sure that in relation to your sole trader and unlimited partnership Debtors your processing of information about them (including any transfers to us) complies in all respects with the Data Acts, and that the data are accurate;

(b)	to advise us promptly should you receive any notice alleging non-compliance with the Data Acts;

(c)	to advise us promptly of all changes made to information transferred to us or of any blocking operation that has taken place subsequent to you receiving a request from a Data Subject;

(d)	to advise your sole trader and unlimited partnership Debtors about how you process information about them, your disclosure of it to us and the use we will make of such information, and to obtain consent to that disclosure and to our supplying it to and making searches with our credit reference and fraud prevention agencies.
6.2	You undertake at all times during the currency of this Agreement and thereafter until all monies due to us under this Agreement have been paid:
6.2.1	to deliver to us:
(a)	a balance sheet and a trading and profit loss account containing such information as we may require at the intervals specified in the Particulars;

(b)	a statement (in a form specified by us) of your outstanding liabilities at any particular date, within 10 days of our request for the same;

(c)	audited accounts within 180 calendar days of the end of each of your financial years;

(d)	a reconciliation of the entries on your control accounts with the entries on our records of amounts due in respect of each Debt at a point of time specified by us, to be received by us not later than the 10th day of each month (except whilst you have the benefit of our Computerised Service); and

(e)	such other accounts or statements, as we may reasonably request, of your financial position or affairs or reports and copies of records showing the position of accounts of Debtors.
6.2.2	upon our request to procure that your auditors report directly to us on any matters relating to Debts;

6.2.3	if applicable, to obtain and procure the maintenance of a Tax Clearance Certificate pursuant to Section 1095 of the Taxes Consolidation Act 1997.
7.	WARRANTIES

7.1	By Notifying us of a Debt you will be treated as having given all of the following warranties to us, namely that insofar as you are aware:
7.1.1	all the particulars contained in the Notification are correct and complete, the Debt has not been previously Notified to us and all undertakings given to us have been complied with;

7.1.2	each Debt relates to an actual and bona fide sale of Goods which have been Delivered or services completely performed for the Debtor in pursuance of a Supply Contract made in the ordinary course of your business as specified in the Particulars;

7.1.3	the Debtor will pay the Notified Amount of the Debt without any claim for set-off, counterclaim, contra account, retention or abatement (except pursuant to any agreed prompt settlement discount terms which must not be more generous than those set out in the Particulars or as advised to us prior to Notification of the Debt);

7.1.4	you have the absolute right to transfer the Debt to us and, except in our favour, it shall remain free from any tracing or other rights adversely affecting the Debt, the Goods or the proceeds, including claims by any supplier to you;

7.1.5	the Debtor has an established place of business;

7.1.6	our ownership of the Debt will not violate any laws or agreement affecting you and all relevant legislation and regulations applying to the Supply Contract and the Goods have been complied with;

7.1.7	no facts exist which affect and nothing will happen which will affect our ability alone and in our name to collect the Debt following the giving of notice of assignment to the Debtor;

7.1.8	the correct name and address of the Debtor and any required purchase order number appears on the Invoice; and

7.1.9	the Debt is one to which this Agreement applies and the Invoice or credit note identifies the currency for payment or credit in a Specified Currency.

7.1.10	you have made all necessary notifications and registrations needed under the Data Acts including, without limitation to the generality of the foregoing, notifications required under section 2D. of the Data Protection Act 1988 as inserted by the Data Protection (Amendment) Act 2003;

7.1.11	any data regulated under the Data Acts transferred to us complied with the Data Acts;

7.1.12	except as previously disclosed to us in writing, you have not received any notice or allegation from the Data Protection Commissioner or a Data Subject alleging any non-compliance with the Data Acts and that no blocking information has taken place pursuant to a request from a Data Subject;

7.1.13	you have advised us of all changes made to information previously sent to us which you have amended following a request from a Data Subject.
7.2	You warrant that prior to entering into this Agreement you have disclosed to us every fact or matter known to you or which you should have reasonably known might influence us in our decision whether or not to enter into this Agreement on these terms and to accept any person as a Guarantor of your liabilities to us.

8.	FUNDING LIMITS AND DISPUTES WITH DEBTORS

8.1	We may in our absolute discretion establish a Funding Limit in relation to any Debtor. We are not a credit reference agency. We have no responsibility to you in respect of any such Funding Limit. The Funding limit will determine the extent to which we shall be willing to make Initial Payments in respect of Debts owed to you by that Debtor. It must not be taken as an indication of the creditworthiness of the Debtor.

8.2	We may alter or withdraw a Funding Limit by written or oral notice to you and the withdrawal or alteration shall take effect immediately upon such notice. You must not disclose to a Debtor or any other person the amount, existence, alteration or withdrawal of any Funding Limit.

8.3	If for any reason a Debtor disputes its liability to pay the full Notified Amount of any Debt (less any discount or allowance approved by us), you must (a) immediately notify us of such dispute; (b) use your reasonable endeavours promptly to settle such dispute; (c) and upon such settlement issue any necessary credit note.

9.	RECOURSE

9.1	We shall have Recourse in respect of every Disapproved Debt and every Debt which remains Outstanding at the end of the maximum credit period referred to in the Particulars.

9.2	Recourse shall be exercised by us serving a notice on you of Recourse in relation to the Debt. This shall constitute our demand for payment from you of the Recourse Price. Immediately you receive information from us of Recourse you must pay the Recourse Price to us. The ownership of every Recourse Debt (together with any Related Rights pertaining thereto) shall not pass to you until the Recourse Price of all Outstanding Recourse Debts has been fully discharged.

9.3	Following the transfer back to you of the ownership of any Debt we shall credit the Current Account with the amount of any Remittance received relating to such Debt (after deduction from such amount of all legal fees and other expenses reasonably incurred relating to or in any way connected with its recovery).

10.	INDEMNITIES

10.1	You will indemnify us and keep us indemnified and hold us harmless from and against:
10.1.1	all claims made by a Debtor against us (save any claims arising exclusively out of our gross negligence, wilful act or default); and

10.1.2	against all costs, charges, commissions, fees and expenses (including legal and other costs, fees, stamp duty and penalties) incurred by us or arising from or connected with any of the following:
(a)	entering into amending or enforcing the provisions either of this Agreement or of any security given in support of your liabilities to us;

(b)	enforcing or attempting to enforce payment and collection of any Debts including collection by a Collection Agent or in settling any disagreement with or claim by a Debtor (whether justified or not) or securing the release of any Debt or its Related Rights from any trust, lien, pledge, charge or other encumbrance;

(c)	any indemnity required by us or our bankers in connection with their collection of any Remittance;

(d)	our acting upon instructions purporting to come from any person acting on your behalf without our having to check the validity or absence of any authority to act on your behalf.
10.2	We shall not be in any way liable or responsible to you or to any other person for any loss or damage arising from any act, default, omission, or other misconduct (other than willful misconduct) on the part of any Collection Agent, which we may appoint.
11.	TERMINATION

11.1	Upon or at any time after the occurrence of an Event of Default we shall have the right to terminate this Agreement forthwith. Whether or not we exercise such right to terminate we shall also have the right at any time after an Event of Default immediately to cancel your agency created by condition 5.2 by written or oral notice to you in relation to the Debts of all or any Debtors and to appoint a Collection Agent. The grant of this right to us does not affect any similar rights given elsewhere in the Agreement which are exercisable at other times.

11.2	Upon the cancellation of your agency created by Condition 5.2 and/or the appointment of a Collection Agent you must immediately deliver to us all your books, ledgers, records, print-outs, computer and other data relating to Debts, Related Rights and Debtors’ Accounts. Upon or at any time after the cancellation of such agency we will give notice to the appropriate Debtors (1) of the assignment to us of your outstanding and future debts; and (2) that your agency has been withdrawn; and (3) of our payment instructions for the future.

11.3	Upon or at any time after the cancellation of your agency we shall have the right (but shall not be obliged):
11.3.1	to settle or compromise any dispute referred to in condition 8.3 or to require you to settle or compromise it on such terms as we think fit; and

11.3.2	to grant time to any Debtor for payment or grant any other indulgence or alter or vary the terms of any Debt, its Related Rights or the relative Supply Contract;

11.3.3	to perform your obligations under any Supply Contract and you will be bound by anything we do under such rights.
11.4	After the cancellation of your agency:
11.4.1	you must use your best endeavours to ensure that payments by the Debtors are made directly to us or if a Collection Agent has been appointed to the Collection Agent. You will still be bound by Conditions 5.5 to 5.7 inclusive;

11.4.2	you must promptly advise us, in such manner and with such documents as we may require, of all credit notes which you issue to Debtors;

11.4.3	we shall have the right to give you notice specifying that no credit notes to Debtors may be authorised or issued by you without our consent and thereafter (a) you must comply with such notice; and (b) you will deliver to us the originals of all credit notes which you wish to issue; and (c) we shall, if we approve such credit notes, despatch the same to the Debtors in question with such notices as we see fit.
11.5	Upon the ending of this Agreement, for whatever reason:
11.5.1	all Outstanding Debts will be treated as Disapproved Debts and subject to Recourse at their Recourse Price;

11.5.2	without our consent you must not attempt to cancel any notices of assignment given to Debtors or attempt to collect any Debts until you have paid all the Recourse Prices due;

11.5.3	we shall continue to own all Debts until the Recourse Price of all Debts has been paid;

11.5.4	you will pay us the value of all credit balances on Debtors’ accounts and until such payment you will indemnify us in respect of all claims by Debtors for repayment;

11.5.5	you will not Notify us of any Debts arising after the date on which this Agreement ends; and

11.5.6	we shall pay you any credit balance on the Current Account less the amount of your Obligations but allowing at least ten calendar days for clearance of Remittances.
11.6	Except as otherwise provided, the ending of this Agreement however happening shall not affect your and our respective rights and liabilities in respect of (a) any Debts which shall have come into existence prior to such termination; and (b) all transactions or events having their inception prior to such termination, including the continued running of the Discounting Charge and our rights to set-off monies or combine accounts.
Such rights and liabilities (including the continuation of the Discounting Charge) shall remain in full force and effect until all monies due to us and all monies due from us to you shall have been paid.

11.7	Any discharge of your Obligations to us or any discharge of a Debt shall be of no effect to the extent that any receipt by us shall later be set aside under insolvency law.

11.8	If we demand that you pay us any money or we issue proceedings against you then you will, save in the case of manifest error, accept a certificate signed by our Company Secretary or a Director or any duly authorised officer as to (a) the balances on the Sales Ledger Control Account, the Current Account or any Debtor’s account or (b) the amount of any loss or damage suffered by us or of your Obligations or of any other amount payable to us. Such certificate shall be conclusive evidence of the balance, loss, damage or amount so certified. We will provide you with a copy of our calculations in support of such certificate.

12.	LICENCE

You authorise and license any official or duly authorised representative or agent of ours, at any time during any Business Day and after an Event of Default at any time to enter upon any premises at which you or your agents carry on business and to inspect and (at your expense) take copies of any records or documents relating to the Debts or the Related Rights and/or remove any such books, records or documents. This authorisation and licence shall continue, even though this Agreement may be terminated, until all your Obligations to us have been fully discharged.

13.	OUR RIGHT OF SET-OFF

Upon the occurrence of an Event of Default and thereafter until all your Obligations to us have been discharged, we may, without notice or other formality, combine any two or more accounts maintained by us in your name. Whether or not we exercise such right of combination we can also, after the occurrence of an Event of Default, set-off the amount of your Obligations against any sum owing by us to you (including, without limitation, any credit balance to which you are entitled on any account with us). Alternatively we may debit your Obligations to the Current Account. Any sum we owe to you will be credited to the Current Account (unless we choose to set-off the amount of such sum against the amount of your Obligations). If we cannot ascertain the amount of your Obligations then we may make a reasonable estimate of them and debit or set-off the amount so estimated and will confirm the details of such estimate with supporting calculations within 5 working days of such debit or set-off. Any amount so debited to the Current Account, after an occurrence of an event of default shall be treated as an Initial Payment.

14.	PRESERVATION OF RIGHTS

14.1	Our rights under this Agreement shall not be affected in any way by the granting of time or indulgence by us to you or to any person nor by any failure or delay by us in the exercise of any right or option or otherwise.

14.2	We shall be entitled to rely, without further enquiry or verification, upon any act done or document signed or communication sent by whatever method by any person purporting to act, sign or send on your behalf. Faxed or electronic instructions or a photostat copy thereof shall be conclusive evidence of such instructions. No further confirmation or other communication will be required. In the event of any conflicting confirmation or other communication, the faxed or electronic instructions shall prevail.

14.3	This Agreement contains all the terms agreed between you and us to the exclusion of any agreement, statement or representation however made by or on our behalf prior to the execution of this Agreement except for any Preconditions. All implied terms and conditions are expressly excluded to the fullest extent permissible by law. However, nothing in this Agreement shall operate to excuse us from liability caused by the gross negligence, wilful default or fraud of any of our officers.

14.4	We may use all or any of the rights and remedies contained in this Agreement. They are not exclusive of each other or of any rights or remedies given to us by law. If we choose not to enforce or cannot enforce any term, this will not affect our right to enforce the rest of the Agreement or to enforce that term at a later date. Where we have any discretion it is an absolute discretion. Where you are required to do anything you will be responsible for all expenses.

14.5	To the fullest extent permitted by law we shall not be liable to you for any consequential, secondary or indirect loss, injury or damage or any loss of or damage to goodwill, profits or anticipated savings (however caused). However, nothing shall operate to excuse us from liability to any extent caused by the fraud, gross negligence or wilful default of any of our officers.

14.6	We shall have no liability to you if we are delayed in or unable to perform our duties directly or indirectly because of an event of Force Majeure.

14.7	Any waiver or apparent waiver by us of any breach of any obligation or provision contained in this Agreement cannot be treated as a general waiver or be construed as implying or establishing consent to any subsequent breach.

14.8	We may novate to any other party any or all of our responsibilities, rights and remedies under this Agreement provided that if such novation will result in any increased costs to you we will obtain your prior approval. This Agreement shall then bind and ensure to the benefit of our successors and assigns.

14.9	Except where the context otherwise requires, references to “we” or “us” includes our successors, assignees and transferees in clauses and conditions conferring benefits and/or rights on us; in clauses and conditions imposing responsibilities on us, such references extend to such successors, assignees and transferees only if they shall specifically assume such obligations. If they do not assume such responsibilities we will remain subject to such responsibilities.

14.10	You must not, without our written consent, assign or charge any of your rights or delegate any of your duties under this Agreement. You will not dispose of any part of your business, assets or undertaking, except in the ordinary course of your business stated in the Particulars. You must not create any mortgages or charges on or over your assets or undertaking without our prior written consent.

15.	NOTICES

15.1	Any notice or demand made by us shall be validly served if:

15.2	handed to any officer of yours (whereupon such notice or demand shall take effect immediately);

15.3	sent by post or delivered to your registered office or your address stated in the Particulars or last known to us or your place of business (where such notice or demand is sent by post it shall be treated as being received by you two Business Days after posting; where such notice on demand is delivered it shall take effect immediately);

15.4	sent by means of electronic transmission to any number of yours made known to us (whereupon such notice or demand shall take effect upon its transmission);

16.	CONTACTING OTHER PARTIES

16.1	We may disclose to any company in the Bank of Ireland Group or to your bank, auditors, accountants and other professional advisers any information about you which they may ask for.

16.2	We may obtain from any company in the Bank of Ireland Group or from your bank, auditors, accountants and other professional advisers any information they may hold about you.

16.3	We may disclose this Agreement and any information which we have obtained in carrying out this Agreement:
16.3.1	to any actual or potential assignee, transferee or sub-participant;

16.3.2	to any agency, security trustee, agent and/or arranger in connection with any financing of any such assignee, transferee or sub-participant;

16.3.3	in any listing particulars, prospectus or offering circular;

16.3.4	to our professional advisers and/or agents or to any person engaged by us for the purposes of collection of Debts outside Ireland; or

16.3.5	as may be required by law.
16.4	You must keep any information about us or the operation of this Agreement or the Computerised Services confidential and not disclose such information to any other party, except as required by law. However this will not apply to any information which comes into the public domain other than through a breach by you of this condition.

17.	COMPUTERISED SERVICES

17.1	Where the Particulars indicate that we are to provide you with our Computerised Services then the terms of this condition 17 and the contents of our User Guide are to apply to all Messages and your use of the Computerised Services.

17.2	All Messages shall be transmitted using the Adopted Protocol and in accordance with the provisions of the User Guide.

17.3	You will provide the Equipment. We will supply one copy of the necessary Software duly licensed and one copy of the User Manual. We will at all times remain the owner of the Software and the User Manual.

17.4	Before you can gain access to our Computerised Services, you must be in possession of an identity code together with an initial password which we will allot to you.

17.5	Once the initial password has been allotted to you it is your responsibility to change this password immediately in accordance with the User Guide. Furthermore, you are responsible for the allocation of subsequent passwords in accordance with the User Guide.

17.6	The initial allotted password and all subsequent passwords must be kept confidential by you. You must also keep secret and confidential all user numbers, test keys, access codes and security procedures. You must take all necessary security measures to prevent any unauthorised person knowing such passwords, user number, test keys, access codes and security procedures or obtaining unauthorised access to our Computerised Services. We have no duty or power to supervise the use of the passwords by you. We will not be responsible for the consequences of the unauthorised use of passwords or other security procedures.

17.7	You must promptly tell us if you suspect any password or the items referred to in condition 17.6 have fallen into unauthorised hands. We will then take all reasonable steps to ensure that we do not act upon any Message received using an unauthorised password.

17.8	You undertake to us that you will:
17.8.1	make suitable contingency arrangements to cover system, communication or operating failures, suspension or withdrawal of the Computerised Services or any failure of the Equipment;

17.8.2	ensure that all Messages you send are correct and complete;

17.8.3	tell us if you learn or suspect that there has occurred any failure or delay in receiving any Message, any error or fraud or breach of security in or affecting the sending or receiving of any Message or any programming error or defect or corruption of any Message, and co-operate with us in trying to remedy the same;

17.8.4	comply with the requirements and directions of the User Guide;

17.8.5	use the Service and the Software only for your own needs and for the purposes set out in the User Guide;

17.8.6	be responsible for the safe working of the Equipment and comply with all legal requirements affecting the Equipment;

17.8.7	as soon as possible after receipt of the Software (and in any event, prior to use or attempted use of the Computerised Service) run an appropriate virus sweep against the Equipment and the Software for detecting and eliminating any virus therein;

17.8.8	advise us should a virus be detected in the Software and make no claim against us for any loss or damage, direct or indirect, caused or suffered as a result of any such virus;

17.8.9	not reverse assemble, reverse engineer or decompile the Software or any part of it; and

17.8.10	rescind any Messages which are unsuccessfully transmitted, sent in part only or which are in any way defective or erroneous and effect their delivery to us in such other way as may be agreed between you and us should the transmission of any Message be unsuccessful or delayed, whether in whole or part.
17.9	We grant you a non-transferrable licence to use the Software with the Equipment in order to obtain the Computerised Services. At our option the extent of the Computerised Services, the Software and the provisions of the User Guide may from time to time be amended by us, for any reason including taking account of any technical or procedural alterations or enhancements.

17.10	We will provide the Computerised Services when we are satisfied that the Software has been installed in efficient operating order with the Equipment at your premises. From that date you will not deliver written Notifications to us unless we otherwise require.

17.11	You and we undertake with each other:
17.11.1	to provide and maintain our respective computer equipment, supporting equipment and Software and testing necessary to effectively and reliably transmit, translate, record, store and receive Messages and to operate the Software;

17.11.2	tell each other whenever either you or we plan any change that could have an impact on the day to day operation of the Computerised Services;

17.11.3	to take all appropriate steps and establish and maintain all procedures needed so that Messages are properly stored, are not accessible to unauthorised person, are not altered, lost or destroyed and are capable of being retrieved only by properly authorised persons.
17.12	You and we agree to accept the integrity of all Messages and to accord these the same status as if they had been in writing, duly executed on behalf of the sender and physically delivered to the recipient, unless such Messages can be shown to have been corrupted as a result of technical failure on the part of the Software. Messages shall be treated as satisfying any legal requirement that a communication should be in writing or signed. You and we waive any rights to challenge the validity of any Message on the grounds that it was prepared and/or sent and/or received only in electronic form.

17.13	Where there is evidence that a Message has been corrupted or that any Message is identified or capable of being identified as incorrect it shall be retransmitted by the sender as soon as practicable with a clear indication that it is a corrected Message and to which incorrect Message it refers.

17.14	If the recipient has reason to believe that a Message is not intended for him he must tell the sender and must delete from his system the information contained in such Message but not the record of its receipt.

17.15	We will maintain (and make available the contents thereof to you on request and without charge) a Data Log of all Message sent or received which shall contain such data as we consider reasonably practicable for us to maintain; except as provided in the User Guide, such Data Log shall be stored unmodified until the first anniversary of the date of termination of this Agreement. The Data Log may be maintained on media enabling the data to be readily retrieved and presented in human readable form.

17.16	Our Data Log of Messages shall, in the absence of manifest error, be conclusive proof and evidence of the Messages sent or received by us of the constituents of such Messages and the times at which they were sent or received.

17.17	The copyright and all other rights in the Computerised Services, the Software and all documentation or property of our or supplied by us or our licensors in connection with the Software and in any User Guide shall at all times remain vested in us or, if the terms of any contract which we have with any licensors, otherwise specify, in such licensors. You may not copy the Software (or such other software, documentation or property) or the User Guide without our prior written consent. You will not question or dispute the ownership of the intellectual property rights used or embodied in or in connection with the Software (or such other documentation or property) or the User Guide. You will not allow the Software (or such other software, documentation or property) to be disclosed to or used by any person or entity other than your authorised officers or employees.

17.18	We may accept and act upon any communication or Message ostensibly sent by you even though it may not originate from you or that your employee or officer purporting to send the communication or Message had no authority.

17.19	Information available to you through the Computerised Services will be subject to change after the close of business each day, particularly details of your Availability. Our acknowledgment of a Message containing a payment request cannot be treated by you as evidence of our having paid or having agreed to pay the sum so requested.

17.20	Unless we otherwise agree or the law otherwise requires we shall not be liable for any loss, injury or damages or any failure to comply, or any delay in complying with, our obligations hereunder, or any other obligation in respect of the Computerised Services which is caused directly or indirectly by:

17.20.1	any downtime, unavailability, failure or malfunction of the Software or theEquipment, or any other computer hardware equipment or software, or of any telephone line or other communication system, service, link or equipment, whether or not it is our property or that of any network provider;

17.20.2	suspension of the Computerised Services;

17.20.3	any error, discrepancy or ambiguity in any Message received by us;

17.20.4	Force Majeure and also without limitation, any event, act, omission or circumstances beyond our reasonable control.
17.21	In respect of breach of obligations in respect of the Computerised Services we shall not be liable for any consequential, special, secondary or indirect loss, injury or damage or any loss of or damage to goodwill, profits or anticipated savings of yours or of any third party unless such damage or loss is caused by our negligence, fraud or wilful default.

17.22	You indemnify us against all liabilities, damages and expenses arising out of your misuse of or your causing damage to the Software, your loading of any other software on to the Equipment which conflicts with the Software or our failure to receive a Message and in each case however caused.

17.23	We can without notice, at any time suspend the operation of the Computerised Services whereupon no further Messages shall be sent or enquiries made by either party until we determine to reactivate the Computerised Services.

17.24	We can also terminate the Computerised Services by giving not less than 24 hours written notice to you. However the provisions of the rest of the Agreement shall not be affected.

17.25	Upon termination of this Agreement you must immediately return to us all copies of the User Guide, the Software and all property of ours supplied by us in relation to the Computerised Service.

17.26	For the provision of the Computerised Services you will pay us the fee stated in the Particulars. Such fee shall increase annually on each anniversary of the date of the installation of the Equipment by such percentage as the Irish Government’s Index of Retail Prices shall increase in the same period together with such further fees as we shall consider fair and reasonable in the light of enhancements and developments to the Computerised Services.

17.27	Notwithstanding any provision of the User Guide and the electronic content of the Message in question, a Message sent by you to us under the file transmission routine shall be treated as containing a notice to us from you in the following terms relating to the Debts referred to:
“Pursuant to the Debt Purchase Agreement which we have made with you we hereby Notify you of the Debts created by us and vested in you details of which are contained in the file(s) hereby transmitted to you.
In relation to such Debts we guarantee that the warranties and undertakings in the Debt Purchase Agreement which relate to them have been complied with and in particular that the goods and/or services have been delivered and/or performed prior to the date hereof”
If you are unable to give us all the warranties and undertakings set out in these Conditions then you must still include such Debt in the file transmission routine but you must also send us an e-mail on the same day containing full details as to why you cannot give us all the warranties and undertakings required.

18.	DEFINITIONS AND INTERPRETATIONS

18.1	In this Agreement the following expressions shall, except where the context otherwise requires, have the following meanings:

“Adopted Protocol”	means the accepted method for the interchange of Messages based on such protocol as is used by us and/or described in the User Guide;

“Agreement”	means the Agreement between you and us constituted by the documents referred to in clause 1.2 as from time to time varied, amended or replaced;

“Approved Debt”	means a Debt which is not a Disapproved Debt;

“Assignment”	means a duly executed written assignment in such form as we shall from time to time require;

“Associate”	means a director or shareholder of you or any person or body corporate (wheresoever resident or incorporated) whose relationship with you is within the meaning of “connected person” as defined in or amounts to “a connected company” as referred to in section 26 of the Companies Act 1990 or any company which is a subsidiary or holding company (or a subsidiary of such a holding company) of you;

“Availability”	means the amount that may from time to time be withdrawn by you from the Current Account being calculated as follows:

(1) firstly taking the balance of all Outstanding Debts shown on the Sales Ledger Control Account; and

(2) then deducting the amount of all Disapproved Debts (with the resulting sum being the Approved Debts); and

(3) then applying the Initial Payment Percentage shown in the Particulars to the value of the Approved Debts; and

(4) then from the sum arrived at under item 3 immediately above either:

(a) deducting any debit balance shown on the Current Account; or

(b) adding any credit balance shown on the Current Account; and

(5) then from the sum arrived at under item 4 immediately above deducting;

(a) the amount of your Obligations to the extent not already debited to the Current Account; and

(b) the amount of any retention established by us in our discretion.

“Business Day”	means a day on which we are open for the conduct of all normal business;

“Collection Agent”	means any person(s) or company(ies), whether an Associate or otherwise, appointed by Us for the purpose of administering the accounts of all or any Debtors and/or procuring the payment of Debts.

“Collection Date”	(1) in respect of a Debt discharged by a Remittance drawn on an account in Ireland with a bank which is a principal member of the Irish Cheque Clearing System means two Business Days after the date on which the Remittance is presented to us or our bank for collection provided that the Remittance is denominated in Euros or Irish Pounds, is not post dated and is honoured on first presentation.;

(2) in respect of a Debt discharged by a Remittance which:

(i) is not drawn on an account in Ireland with a bank which is a principal member of the Irish Cheque Clearing System; or

(ii) is not honoured upon first presentation; or

(iii) is denominated in a currency other than Euros or Irish Pounds; or

(iv) is post dated; or

(v) uses any payment method other than as set out in paragraph (1) immediately above means the date, determined in our discretion, upon which the same is received by us by way of funds cleared for value from the payer, drawer, endorser or other paying party;

(3) in the case of a Debt discharged by cash means two business days after we receive the same or pay the same into our bank.

“Commencement Date”	means the date referred to in the Particulars upon which this Agreement comes into effect;

“Computerised Service”	means the operation of an electronic data interchange network between you and us and such other computerised services provided by us as are described in the User Guide;

“Conditions”	means our Standard Terms and Conditions contained in this document;

“Conversion Rates”	means the irrevocably fixed conversion rate adopted for the currency of each Participating Member State by the Council according to the first sentence of Article 109l (4) of the Treaty on European Union.

“Current Account”	means the account or accounts maintained in our records in your name for recording the transactions between us and you and where the context so admits a combination of such accounts;

“Data Log”	means a complete record of the Messages between you and us and vice-versa;

“Data Acts”	means the Data Protections Acts, 1988 and 2003

“Data Subject”	has the same meaning as in Data Acts

“Debtor”	means a person who has incurred or may incur an obligation to you under a Supply Contract or a prospective Supply Contract;

“Debt”	means the amount of any obligation or indebtedness (including any tax or duty payable) incurred or to be incurred by a Debtor under a Supply Contract, together with its Related Rights and where the context so admits as part of such obligation or indebtedness or its Related Rights;

“Delivered”	means in the case of Goods — despatch to or to the order of the Debtor from your principal place of business;

means in the case of services — the final completion of such services;

“Disapproved Debt”	means a Debt which in our sole discretion we so designate;

“Discounting Charge”	means the discounting charge for which provision is made in condition 2.3;

“Equipment”	means a personal computer and modem of the make and minimum specification required by us;

“Euro”	means the single currency of the Participating Member States at any time;

“Euro Unit”	means a currency unit of the Euro;

“Event of Default”	means any of the following:

	1.	a material breach by you (other than a breach relating to payment of money) of any term, condition, covenant, warranty, undertaking, representation or other provision of this Agreement;

	2.	a default by you for a period of more than 3 Business Days in making payment to us of any sum due to us;

	3.	the cessation of your business as specified in the Particulars or any suspension thereof; or the disposal of the whole or any substantial part of your undertaking, property or assets;

	4.	any change in control or your constitution which would affect the legal and binding nature of this agreement;

	5.	the breach by you of any covenant or other provision in any mortgage or debenture or any instrument or agreement evidencing a loan or other financial facility granted to you by us which results in the acceleration of your obligations thereunder to us;

	6.	in relation to you the occurrence of an Event of Insolvency;

	7.	any breach of any covenant or undertaking given by any person in reliance upon which we entered into or continued this Agreement;

	8.	any material breach of your Obligations to us;

	9.	the occurrence, in our absolute opinion, of a material adverse change in your business condition, financial or otherwise which materially adversely effects our ability to duly perform and observe our Obligations under this Agreement;

“Event of Insolvency”	means in relation to any person the threat of, or the occurrence of any of the following:

	1.	the issuing of a notice of a meeting proposing, or the passing of a resolution for its winding up;

	2.	the presentation of a petition for its winding up or to place it in receivership, or to have a receiver, examiner or other similar officer appointed to it or to its property, undertaking or assets or the appointment of any such person to it or its property, undertakings or assets;

	3.	the appointment of receiver over its income or assets;

	4.	the calling of any meeting of its creditors (whether formally or informally) or a proposal for an informal or voluntary arrangement between it and the general body of its creditors (other than by way of solvent amalgamation or reconstruction which is approved by BOI)(whether pursuant to the Companies Act 1963-2005 or otherwise);

	5.	the seizure of any of its income or assets (or any part thereof) under any execution, legal process or distress for rent for an amount in excess of €25,000;

	6.	the service on it by the Revenue Commissioners of a notice in writing pursuant to Section 1002 of The Taxes Consolidation Act 1997;

	7.	the serving by the revenue Commissioners of a Notice of Attachment on any person indebted to it;

	8.	its insolvency as defined in Section 214 of the Companies Act 1963, or the value of its assets as disclosed on any balance sheet or financial statement at any time being less than the amount of its liabilities (including contingent and prospective liabilities) at that time;

	9.	the occurrence under the laws of the jurisdiction of its incorporation or residence of any similar or analogous event to those listed above;

and “Insolvent” and “Insolvency” shall be construed accordingly;

“Evidence”	means evidence of the Supply Contract, its performance or any negotiations relating thereto, all Invoices, correspondence, documents and records (including your complete accounting and collecting records) relating to Debts and Debtors, whether paper based, machine readable, part of any computer system or in any other form and where the same cannot readily be separated from any item it includes such other item, machine or computer, not otherwise referred to within this definition (including any machine or computer needed to produce the same in human readable form);

“Force Majeure”	means any circumstances outside our or a Debtor’s reasonable control, including an act of God, any exchange control, governmental or other official regulations or requirements, the outbreak of war, any terrorist act, revolution, civil insurrection, strike, lockout, industrial action or failure of postal, banking or communication services or similar events;

“Funding Limit”	means a limit established by us in our absolute discretion in relation to any Debtor for the purpose of determining the extent to which we may make Initial Payments in respect of Debts incurred by such Debtor;

“Goods”	means any goods (and where the context so admits any services) the subject of a Supply Contract;

“Guarantor”	means any person who has given us a guarantee and/or indemnity and/or warranty in respect of your liabilities to us whether under this Agreement or any other contract between you and us;

“Initial Payment”	means a payment made by us to you on account of the Purchase Price of any Debt (prior to the Collection Date of such Debt);

“Initial Payment” Percentage”	means in relation to each Debt the percentage specified in the Particulars (or such other percentage as we may in our discretion prescribe) of the Notified Amount of such Debt;

“Invoice”	means an invoice issued by you and addressed to a Debtor in respect of a Debt;

“Ireland”	means Ireland excluding Northern Ireland;

“Maximum Finance”	means the amount so specified in the Particulars;

“Message”	means data structured in accordance with the Adopted Protocol and sent electronically between you and us or vice-versa including where the context admits any part of such data;

“Minimum Service Charge”	means the amount so specified in the Particulars;

“Non-Notifiable Debt”	means a Debt, owned by us under this Agreement, which must not be Notified to us until we tell you, including specifically those referred to in sub-condition 6.1.7 and such other Debts as at any time we tell you about.

“Notification”	means your advising us of the existence of a Debt in accordance with the terms of this Agreement and the words “Notified” and “Notify” are to be construed accordingly;

“Notified Amount”	means the amount of a Debt as set out in its Notification;

“Notified Debt”	means a Debt the subject of a Notification;

“Obligations”	means all monetary obligations owed or incurred at any time by you to us (whether liquidated or unliquidated) whether actual or contingent and arising under this Agreement;

“Outstanding Debt”	means a Notified Debt which is owned by us and in respect of which the Notified Amount has not been paid to us in full (and for the purpose of this definition a Debt shall be treated as being undischarged until its Collection Date) and the word “Outstanding” is to be construed accordingly;

“Particulars”	means the Particulars to the Agreement;

“Participating Member State”	means and includes Belgium, Germany, Spain, France, Ireland, Italy, Luxembourg, Netherlands, Austria, Portugal and Finland;

“Preconditions”	means (1) the conditions set out in our Letter of Offer whose date is set out in the Particulars; (2) such other conditions of ours (if any) as may have been advised to you on or before the date of the Agreement (3) such other conditions as are set out in the Particulars;

“Purchase Price”	means the amount payable by us to you pursuant to this Agreement for each Notified Debt (together with any Related Rights pertaining thereto) vested in us;

“Recourse”	means our right at our discretion to require you to repurchase an Outstanding Debt and its Related Rights from us at its Recourse Price;

“Recoursed Debt”	means a Debt subject to a notice of Recourse;

“Recourse Price”	means the price specified by us at which you must repurchase a Debt from us but not exceeding its Notified Amount and all sums however due to us under this Agreement;

“Related Rights”	means and includes:

(1) all your rights under or in relation to the Supply Contract giving rise to a Debt, including all your rights as unpaid vendor other than any rights to or interest in any Goods and your rights of lien or stoppage in transit;

(2) Evidence;

(3) the benefit of all guarantees, indemnities, insurances and securities given to or held by you in relation to a Debt;

(4) all Remittances held by or available to you in relation to a Debt;

(5) the right to possession of all the ledgers, computer data records and documents on or by which a Debt is recorded or evidenced; and

(6) any Transferred Goods;

“Remittance”	means any of the following cash, cheques, bills of exchange, negotiable and non-negotiable instruments, letters of credit, electronic payments and any other remittance or instrument of payment in whatever form received by us, you, your bankers or your agents towards the discharge of the Debt;

“Sales Ledger Control Account”	means an account in your name to which the Notified Value of Debts will be debited and the value of all Remittances, credit notes, credit adjustments and other items reducing the value of a Debt will be credited;

“Service Charge”	means a service charge for which provision is made in condition 2.2;

“Software”	means the computer software provided by us to enable you to use the Computerised Services and, where the context admits, any new, replacement or additional software so provided by us;

“Specified Currency”	means the currency of a Debt as set out in the Particulars;

“Supply Contract”	shall include contracts (whether oral or in writing) for the supply of Goods or Services by you;

“Transferred Goods”	means any Goods in respect of which ownership shall vest in us pursuant to condition 1.3;

“Treaty on European Union”	means the Treaty establishing the European Community done at Rome on 25 March 1957 as amended by the Treaty on European Union done at Maastrict on 7 February 1992 as amended from time to time;

“User Guide”	means our guide to our clients about our Computerised Service as amended from time to time and as modified, extended or added to in these Conditions.
18.2	In this Agreement:
(a)	any reference to any provision of any legislation shall include any modification, replacement, re-enactment or extension thereof and any rules, regulations or subordinate legislation made thereunder;

(b)	words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular clause or condition of this Agreement;

(c)	except as otherwise provided in this Agreement any reference to a section, clause, condition, sub-clause, paragraph or sub-paragraph (as the case may be) shall be a reference to the same in this Agreement unless it appears from the context that a reference to some other provision is intended;

(d)	the singular includes the plural and vice versa, any gender includes any other gender and reference to a person or a party includes firms, bodies corporate or any association, government or department thereof;

(e)	headings in this Agreement are for ease of reference only and shall not affect its interpretation;

(f)	references in this Agreement to a communication to being provided “in writing” shall unless it is clearly indicated otherwise include communications made by any visual electronic form of transmission acceptable to us;

(g)	the word “otherwise” or the meaning of general words introduced by the work “other” is not to be limited by reference to any preceding words; and

(h)	where the meaning of a word or expression used in this Agreement has to be considered in relation to any place outside Ireland and such word or expression has no exact counterpart in that place, it is to have the meaning of its closest equivalent in that place.
18.3	Each of the terms of this Agreement is severable and distinct from the others. If at any time one or more of these terms is or becomes invalid, illegal or unenforceable then the validity, legality and enforceability of the remaining terms hereof shall not in any way be affected or impaired thereby.